Exhibit 99.2

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

August 3, 2007

10:00 am CT

Operator:	Good day ladies and gentleman and welcome to today's HealthTronics Q2 2007 Earnings announcement. Today's call is being recorded.

This presentation contains forward-looking statements regarding HealthTronics, Incorporated and its subsidiaries and the services they provide. Investors are cautioned that all such statements involve risks and uncertainties.

Investors are cautioned not to place undue reliance on these forward-looking statements or speak only as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking statements.

Please refer to our press release, as well as our SEC filings for a discussion of risks related to forward-looking statements.

At this time for opening remarks and introductions I would like to turn the call over to Mr. James Whittenburg, acting President and CEO of HealthTronics.

James Whittenburg:	....finance and our Chief Financial officer, as well as Richard Rusk, our Chief Accounting Officer.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

For today's call I'll start with a brief summary of our second quarter and then Ross will provide more detailed financial information on our second quarter results. After that, I'll provide a business overview, address recent events and discuss our long term outlook. We will then conduct our Q and A session.

As an overview, we are very pleased with the quarter and continue to see results that are positive from our execution of our strategy. Our financial results exceeded our internal forecast for the second quarter in a row. During the six months ended June 30 we are on a run rate that would exceed our annual revenue and earnings guidance.

Our revenue was 35.6 million; up nine percent sequentially from the first quarter, and our adjusted EBITDA was 4.2 million, up 21.2 percent from the first quarter.

In prior quarters we have sometimes drawn attention to nonrecurring charges if we believed it would help our shareholders better understand results of operations. I want to emphasis that these results are not adjusted to reflect nonrecurring charges in the second quarter.

We did conclude our acquisition of an interest in Keystone on May 1st, and that contributed to our top and bottom line during the quarter. In the urology services division, on a same store sales basis, which excludes Keystone, our revenues from our partnership operations were up one percent compared to the second quarter of 2006.

In the medical products division, our Revolix volumes continue to increase and we're up significantly from first quarter levels.

After Ross' financial review I will provide more detail concerning our business and highlight additional events of interest in the quarter. But first, I'd like to give you an update on our CEO, Sam Humphries. Sam remains on medical leave due to the heart attack he experienced in May. He remains hospitalized at this time.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

I think it is appropriate that I not go into more details, nor answer any questions regarding Sam's health other than to say that our entire HealthTronics team, as well as our board of directors remains cautiously optimistic about his recovery. We are respecting the wishes of his family for privacy to allow him to focus all his energy and efforts on fully recuperating.

Now I'll hand the call over to Ross to provide a detailed review of our financial results for the second quarter. Ross.

Ross Goolsby:	Thanks James, and good morning everyone. As is our practice, we have included an attachment to the press release yesterday certain detailed supplemental financial tables and schedules that provide segment and earnings data for the results of operations for the second quarter ended June 30th.

In terms of executing to our strategy we had a very good quarter. Total revenues from continuing operations for the second quarter of 2007 were $35.6 million compared to $32.8 million in the first quarter and $36.5 million in the second quarter of 2006.

The sequential increase in revenues was 8.6 percent and was driven by urology services revenue, both from the core lithotripsy base and the RevoLix business, as well as from the newly acquired Keystone partnership.

On the cost side our total cost, excluding minority interest were $23.5 million in the second quarter, and as a percentage of revenue were 66 percent. This compares to $23.2 million in the first quarter of 2007 or 71 percent of revenue.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Our salaries, wages and benefits for the second quarter of 2007 were $400,000 or three percent when compared to the first quarter. This increase was due to strategic investments in our ClariPath lab operation, our RevoLix laser business and cost from the Keystone business from the months of May and June.

Our general administrative, legal, manufacturing and other costs of service combined can be slightly lower in the quarter as we continue to manage our operating costs in a discipline way. Our adjusted EBITDA for the second quarter of 2007 was $4.2 million, which compares to $3.5 million in the first quarter and $5.5 million in the same period a year ago.

Our GAAP EPS from continuing operations for the quarter was one cent, which compares to a slight loss in the first quarter and earnings of two cents per share in the second quarter of 2006. Excluding non-cash stock based compensation in the second quarter, the earnings per diluted share was two cents which compares to one cent earned in the first quarter of 2007 and three cents earned in the same period in 2006.

Now let's look at each of our divisions. Urology services revenue was $30.8 million in the quarter, up 8.6 percent sequentially from the $28.4 million reported in the first quarter and down one percent from the $31.1 million reported in the second quarter of 2006.

The sequential increase was primarily due to increases in both lithotripsy and RevoLix procedures, while the decline from the same period in 2006 was due to decreases in lithotripsy procedures which were offset by a slight increase in revenue per procedure.

If you exclude partnerships that we closed or divested for strategic reasons, as well as the recently acquired Keystone business, our revenue in urology services on a same store sales basis increased one percent from the second quarter of 2006.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

The rate per lithotripsy procedure increased slightly when compared to the second quarter of 2006. Revenues from BPH procedures, using both the green line and RevoLix laser were up 25.8 percent compared to the same period in 2006. And divisional adjusted EBITDA was five million per urology services or 16.3 percent of revenue in the second quarter of 2007, compared to $3.9 million or 13.9 percent of revenue in the first quarter and $7.1 million or 22.9 percent of revenue in the second quarter of last year.

On the medical products division the revenue, which includes the ClariPath lab operation, has a significant amount of sales to the urology services division. These interdivision sales are eliminated under GAAP however; it is meaningful to review this segments performance prior to these eliminations.

Medical products revenue, prior to eliminations, was $6.8 million for the second quarter of 2007, compared to $6.8 million in the first quarter and $7.7 million for the same period in 2006. The decrease from prior year was primarily due to lower sales of Lithotripters, the closure of our European operations and the discontinuation of our patient table business.

Medical products division revenue on a GAAP basis was $4.6 million in the quarter, compared to $4.2 million in the first quarter and $5.2 million for the same period a year ago. Divisional adjusted EBITDA was $437,000 or 9.5 percent of revenue in the second quarter of 2007. This compares to a loss of $225,000 or 4.3 percent of revenue in the second quarter on 2006-of 2006.

At June 30th our balance sheet was strong with cash on hand of $18.9 million which exceeded our long term debt by approximately $9 million, and we had no monies drawn on our $50 million revolving line of credit. Cash flow from operations was $27.1 million for the six months ended June 30th, 2007, compared to $24.9 million for the six months ended June 30th, 2006.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Our cash decrease of $9.1 million from the beginning of the year was primarily due to the acquisition of the Keystone partnership and other fixed asset purchases that combined total $10.5 million.

With a strong balance sheet, an available leverage position and improving financial performance sequentially HealthTronics is poised for growth and will continue to execute strategic initiatives in the pursuit of that growth.

We remain optimistic about the remainder of 2007 and are actually tracking slightly ahead of our annual guidance issued last quarter. We will continue our push to return HealthTronics to our stated long term objectives of double digit revenue and earnings growth and an adjusted EBITDA as a percentage of revenue in excess of 20 percent.

And now I will turn it back over to James to further discuss our current business outlook as well as our longer term strategy. James.

James Whittenburg:	Thanks Ross. As we stated before, 2007 continues to be a year of transition and stabilization as we continue to position HealthTronics for long term growth and stronger profitability. The keys to our future success continue to be driven by our ability to focus on our long term strategy and to execute.

As Sam as said previously, we are no longer just a lithotripsy company but we are a urology company. We will continue to strengthen our core lithotripsy business by partnering with physicians to improve both patient care and the physicians practice economics and use that core litho business as a platform to introduce new growth drivers for technology, service and strategies further leveraging that platform.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Now for some highlights from the quarter; in urology services our partnerships continue to perform well and we remain committed to growing existing relationships as well as opening new partnerships with other urological practices around the country.

We will both open the no hold partnerships and where it makes financial sense we'll acquire new partnerships. A recent example is our completion of the Keystone acquisition during the quarter. This partnership is already contributing to our top and bottom line and in addition the Keystone group will being conducting demonstrations of our latest technologies such as the RevoLix laser in the third quarter.

These demonstrations and potential technology adoption will strengthen our new relationship going forward.

In May we announced our new growth initiative with total radiation therapy solutions or TotalRAD. TotalRAD provides the best in class IGRT technology within a turn key exclusive partnership offering. We have begun the staffing of this initiative and are gaining momentum within the urology community with the expectation of opening new physician owned IGRT centers in mid 2008.

We are excited about this initiative because TotalRAD mitigates concerns such as capital outlay, regulatory issues with a partnership solution designed to meet the needs of our urology partners while providing the best in class continuum of care for the patient.

Urologists will ask two primary questions before they adopt any new technology, first, does it improve patient care and second, does it improve practice economics. Our meeting those criteria is imperative to the urologists' acceptance in the new technology.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

We're convinced that TotalRAD meets these criteria, and more importantly I see the advantage of pairing a strong technology with HealthTronics position within the urology community to provide exceptional benefits in terms of TotalRAD's adoption rate.

We have strong relationships with approximately 30 percent of the active neurologist in the country and therefore posses a unique advantage and platform to introduce new products with a relatively short adoption cycle.

Also during May we announced FDA clearance and the launch of our new LithoDiamond Ultra lithotripter. The LithoDiamond Ultra is the first unit ever to combine both electro hydraulic with electromagnetic technology on one unit.

This combination of technology can potentially reduce a providers lithotripsy capital cost in half and should make it an attractive unit for any urology practice.

RevoLix laser is another area where we are seeing great growth. Our laser technology is clearly one of the best technologies serving the BPH market and we're seeing that reflected in the adoption rate with a second quarter increase of procedures up 34.6 percent from the first quarter.

In addition the demand for RevoLix demonstrations and urologist training sessions is solid and we're booked solid through the end of the third quarter. The RevoLix, similar to the TotalRAD initiative is a prime example of how we are able to successfully and quickly implement new technology within the HealthTronics urology partnerships.

There was essentially no ramp up time in terms of sales and marketing effort and we instead relied upon our personal relationships with physicians in our nationwide logistical support capabilities to deploy the laser.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

And now our medical products division; in terms of our pathology business, ClariPath, we continue to expand and invest in this area. ClariPath is continuing to grow nicely with revenues in the second quarter growing to 42 percent over the first quarter of 2007.

We are currently in the process of doubling the size of the facility and tripling our capacity in the lab. We expect to complete the move into the new space during the third quarter and then we'll expand in the new product offerings as we grow our lab infrastructure throughout the rest of 2007 and in to 2008.

Our service maintenance business remains strong with EBITDA margins exceeding 30 percent. We're focusing not only on the service maintenance business within our partnerships but also outside our partnerships.

On a regulatory note, we have analyzed the proposed regulatory changes by the center for Medicare and Medicaid services. We do not at this time expect these CMS proposal rigs to have a material adverse impact on our business and are working directly with our partners as well as the industry associations to offer comments to these proposed rigs.

The management team at HealthTronics remains focused on running our day to day business and the strategy we currently have in place. In terms of our overall strategy our core strength is helping urologists converge around new technologies and services that improve patient care and improve practice economics.

We are particularly adept when there are three criteria present. First is a need for a large capital investment, second, high levels of patient throughput and third, a complex regulatory environment. With a combination of those factors we believe our role for partners is critically important and it's these types of scenarios where we seek to identify and establish a partnership.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

We believe that our partners are increasingly viewing us as a valuable partner in a context far broader in scope that just lithotripsy or laser for BPH.

Our partners understand that HealthTronics takes seriously our mission to bring them new technologies and services that improve patient care and improve their practice economics. At HealthTronics we understand that our future rests on our ability to fulfill that mission.

Overall urology services remain de-fragmented market which presents tremendous opportunity for consolidation either through development of new partnerships or combinations which we will pursue where it makes financial sense, and more importantly strengths our ability to execute on our mission.

Participation in new service businesses, such as Keystone, adds new urologist's partners to our channel and improves our ability to bring to your urologists the new technologies and services. With a stronger platform and a proven track record for improving our partner's practices we believe we are seeing an increase interest in joining the HealthTronics family.

So our goal is to increase the growth opportunities available to us through consistent execution of our mission and through pursuing carefully selected opportunities that increase the number of our partners, increase our opportunity to deploy new technologies and services, done well, each aspect of our strategy compliments the other.

Consistent with that view, we believe mergers and acquisitions should be an important catalyst in any strategic plan and at most points in time we're involved in discussions concerning several potential opportunities. At this time we have no comment on the specific status of many of those discussions.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

To conclude, we have a very strong and unique business relationship with approximately one-third of the practicing urologists in the U.S. We have a litho business that is profitable, cash positive and clearly stabilizing.

We have a dominant market share, new technologies, a nation wide infrastructure supports the system as well as strong and growing respect from our position partners that are actually expecting and encouraging us to bring in new technologies and services.

In short, we are a very trusted business advisor. We also have a strong balance sheet and improving financial performance that positions us, would offer future growth both near term and long term.

At this point we're happy to take your questions operator.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit on your touch-tone telephone. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again, it's star one. And we'll pause for just a moment to give everyone an opportunity to signal for questions.

We'll go first to Mitra Ramgopal.

Mitra Ramgopal:	Yes. Hi, good morning guys. I was just wondering if you could give us a little more color in terms of, you know, what really led to the improvement we saw in the second quarter relative to first quarter.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

James Whittenburg:	Yes. I think-I think in the second quarter, what we began to see is some of the-some of the fruits of our efforts to stabilize our core urology services business along with improved utilization and deployment of the RevoLix laser across our platform.

And I think both of those made a positive contribution. We do expect to see a continued increased contribution from the efforts with our RevoLix laser and are cautiously optimistic that the trend in urology services does in fact reflect that the efforts we've made over the last several months are really taking hold.

Mitra Ramgopal:	And you feel comfortable with the initiative to stabilize the volume on the litho business?

James Whittenburg:	Yes. I think that from a-from a standpoint of managing our core lithotripsy service operations we now have in place the right personnel, the right systems and the right processes to really foster the kind of ongoing communication with our partners that is necessary to stabilize that business.

Ross Goolsby:	Mitra, I would add that from the first quarter we saw litho procedures up six percent sequentially in the base business. And on the same store sales basis where you exclude the newly acquired Keystone and the-and a couple of the partnerships that we're no longer participating in we saw a one percent increase in revenue.

So that was a very encouraging sign. I think that backs what James says.

Mitra Ramgopal:	OK. And on ClariPath, I know you are expanding the capacity there and it was going to be late 2Q, early 3Q. Is that pretty much completed?
Ross Goolsby:	It's not. We're probably looking at end of September at this point, maybe even October before we're actually in and operating in the new space. I think the good news is we've been able to somewhat tweak our existing operation to be able to put a little more throughput in our existing space.

So I believe at this point we're not constrained in the third quarter in meeting the demand we'll see.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Mitra Ramgopal:	OK. And also if you could-I don't know if you can give us an idea as to how much you've been spending so far on the IMRT/IGRT investment?
Ross Goolsby:	Today it's been relatively nominal. I would say in the quarter it was probably less than $200,000 and I expect that will begin to ramp more aggressively in the third and fourth quarter. At this point we still see the first center probably opening in middle of '08.

Mitra Ramgopal:	Is it possible to give us some idea as to the economics behind the center?

James Whittenburg:	We'd rather not do that at this time Mitra because we're very much in the process of filling our pipeline with opportunities and rolling out our model to our platform. And what I don't want to do is wind up presenting the same model as some of the folks who we might compete with to bring this opportunity to our partners.

Mitra Ramgopal:	OK. And finally on the guidance, I know you are very comfortable with the targets out there but I guess you're leaving intact at this point.

Ross Goolsby:	Yes. At this point, halfway through the year, we are excited about our business. We're optimistic about the back half of the year but, you know, we just think it's prudent to put something out there that we can-that we can meet or exceed. So we're leaving our guidance unchanged at this point.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Mitra Ramgopal:	OK, thanks again.
Ross Goolsby:	Thank you.

Operator:	Once again ladies and gentleman, it is star one on your telephone keypad for questions. We'll go next to David MacDonald with SunTrust.
David MacDonald:	Good morning guys.

Ross Goolsby:	Good morning David.
James Whittenburg	Good morning.

David MacDonald:	I have a couple of questions. First of all, I just wanted to start on the one percent year over year increase in partnership revenue. Can you guys drill down a little bit more there and give us a sense?

It sounds like year over year volumes were roughly flattish and pricing was maybe up modestly. Is that-are those good numbers for ((inaudible))?

James Whittenburg:	You know I would-I would qualify what you said slightly. Volumes were actually slightly down and the average per procedure reimbursement actually went up. And so between those two variances you had a slight increase in the quarter over quarter over revenue between '07 and '06.

What I would also add though is we still have some component of our lithotripsy procedure base that-from the Medstone acquisition in 2004 that is what I characterize as fee-for-service in nature and it is not a focus of ours because philosophically we tend to align ourselves with physicians with we think ultimately results in the highest quality of patient care when we provide service at facilities

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

And so the procedural decline that we had seen really tends to fall in those markets where we are not focused on retaining and building that fee-for-service business. Because that business tends to have a significantly lower reimbursement per procedure you've seen our average reimbursement per procedure increase as those procedures fall away.

David MacDonald:	And guys, I guess-you know I just kind of listened to your commentary, it sounds like maybe volumes were down fractionally a percent or two. And if memory serves, I believe on a same store basis your volumes were down six percent last quarter.

Two questions; first of all, is my memory correct on the Q2 numbers and if it is how did the volumes improve so dramatically sequentially. Are you guys making meaningful headway on redistributing some of the partnership of economics and is that, you know, kind of juicing the volumes or-

You know give us a little bit more visibility on what's going on there.

James Whittenburg:	Well, at any-at any point in time, we have partnership level initiatives and then we have corporate level initiatives and they focus both on really helping our urologists understand the current literature as it relates to lithotripsy as an alternative to some of the other more invasive procedures that can be used to treat kidney stones and than at the partnership level, really focusing on making sure that we have the investment from local urologists that will insure a continued commitment to state of the art capital in the partnership and the ability to deliver consistently the highest level of service to the hospitals where we treat.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

And we do that across all of our partnerships. We have a weekly meeting where I sit down with each of the area vice presidents and the other individuals who are engaged in the operations with our partnership and lithotripsy service business and we walk through and talk about changes that would benefit the health of that business in it's local market and insure that from a viability standpoint that it will continue to be the best provider in that market.

David MacDonald:	OK. And then guys, I guess looking at your balance sheet and looking at your free cash flow characteristics I think that, you know, the argument could be made that the balance sheet could be used a little bit more aggressively on a go forward basis.

Can you give us a sense of, I guess just, free cash flow deployment priorities? Would new partnerships be kind of the top priority or would deploying that capital in new growth areas, IE, you know lab, IMRT, prostate, be you know kind of more towards the top of the list or is it going to vary on a case by case basis?

James Whittenburg:	You know it really varies based on the specific characteristics of the opportunity. And one of the things-I mean we certainly have a framework that we use to evaluate different opportunities to deploy capital and really utilize our balance sheet.

And you know there's obviously lithotripsy service providers and there's some characteristics that are relevant there. Some providers are much larger than others and in that instance you have a better opportunity to achieve top line synergies and bring things that we think are unique to HealthTronics to the new partnership, like the RevoLix laser.

And then there are other areas where there may be more strategic significance and less of a focus on immediate financial contribution and that would potentially include opportunities with radiation oncology companies who are engaged in either consulting with urologists or other specialists to deploy cancer centers or actually engaged in building and financing those cancer centers themselves.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

And so as we look at the full range of opportunities, which would include the provision of products and services that aren't currently a part of our-of our portfolio, we really evaluate both the short term financial impact of that and the long term consistency with our overall strategic plan.

And what we ultimately do is bring it all back in terms of how we intend to create shareholder value. And we look at that over time and we're very disciplined in our approach.

David MacDonald:	OK, guys. Just a couple of final questions; in IMRT, I realize for competitive reasons you don't want to get into a lot of detail but a two part question. One, has a site been selected for kind of the first center and where that would be located? And then, you know, just looking at some of the partnerships that you guys have already, there are a handful of, you know, sizeable partnerships that kind of stand out. Is there any reason to think that strategically you guys wouldn't be interested in dropping a radiation therapy center in and around some of those bigger partnerships?

James Whittenburg:	IGRT is an opportunity both for our urologist partner and for HealthTronics as unique in a number of respects. First, it falls in a different category from a healthcare regulatory standpoint than lithotripsy and laser BPH and so there's a different set of criteria that you really have to be mindful of as you pursue a joint development and that can drive the types of opportunities you pursue.

There are several criteria that we use to prioritize prospects when we look at deploying an IGRT center. One is obviously the state regulatory requirements, and some states have CON requirements that other states don't and that can have a very significant impact on how quickly you could pursue deployment of a cancer center.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

The other thing is, as you mention, a number of urologists in the relevant market and the geographic density of the patient population. And when you look at those two things it really drives the feasibility of he development and what the overall returns would look like, both to the urologists and to HealthTronics.

And so we have to be mindful of that. In many instances there would be a consolidation of the physicians practice that may be required to effectively pursue a cancer center in a way that-in a way that falls within a very conservative reading of the-of the federal and state healthcare regulatory requirements and so that's something that we also take into account.

You know there are other less firm criteria that we evaluate such as the nature of our existing relationship with the urologists in a particular market, and the-you know we know a lot about just the different practice profiles of the urologists by virtue of the fact that we have been conducting business operations with them over the last several years and so all of that helps us a great deal.

We do have more than one site where we are pursuing a development. Still in the early stages but I feel very good about where our company sits and the kinds of relationships that we have with our urologist partners and I feel very good about the structure of our model to help our urologists pursue IGRT and achieve continuity in patient care and better practice economics.

David MacDonald:	OK. Thanks guys.

Ross Goolsby:	Thank you.

Operator:	And once again, ladies and gentleman, it is star one to ask a question. And again, that's star one. And we'll pause another moment. And we'll go to Greg Eisen, ICM Asset Management.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Greg Eisen:	Hi. Thanks. Good morning. On the RevoLix product, maybe I missed this while looking over the press release. Did you state how many you placed into the field during the quarter, how many new units were pushed out the door?

James Whittenburg:	No, we did not. And one of the things that we probably will do-I mean we certainly have deployed units into a majority of our active partnerships at this point and the utilization of those units is very strong.

We're continuing to do that. We now have an added focus of deploying RevoLix units into new partnerships that may very well not consist of partners who have historically been partners of ours in the context of lithotripsy.

And so I think the deployment will slow a little bit compared to the 20-over 25 units that we've placed in the first 10 or 12 months of our deployment. But we have deployed several in the second quarter and we believe we'll continue to deploy several over each of the next couple of quarters.

Greg Eisen:	I see. OK. So the-let me see if I got that number right. I think you said earlier, RevoLix procedures are up 25 percent versus the first quarter.

Ross Goolsby:	Up 35 percent Greg.

Greg Eisen:	I'm sorry, 35 percent. I don't write fast enough.

Ross Goolsby:	We've got an excess of 30 units deployed-between 30 and 35 units deployed right now.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

James Whittenburg:	And one of the things you may be driving at Greg is what portion of that increase in procedure volume is attributed to increased utilization versus increase in the number of devices that are deployed. And what I ...

Greg Eisen:	Got you.
James Whittenburg:	... would say at this point is a very significant component of that 35 percent increase in procedures is driven by increased utilization, which I think is a reflection that the physicians, our urologists partners, are really embracing the clinical aspects of the RevoLix laser.

I think their initial reaction to it is favorable but I think as they become more and more familiar with it in their practice they realize that it really is a wonderful tool and it really does improve their ability to treat patients.

Greg Eisen:	Good, good. So you are seeing the utilization as well as the-just the products being placed. OK, that's good.
James Whittenburg:	And there's no question that we're seeing an increase driven by both of those factors.
Greg Eisen:	And the revenue procedure on that, how is that working out now versus your expectations?
Ross Goolsby:	It's in line with our expectations. It's about $1,800 per treatment and that's been consistent for the first and second quarters of this year.
Greg Eisen:	OK. If could turn to one other question, if I could hog the line for just a minute. For the urology partnerships in general, other than the Keystone acquisition, were there any new partnerships created during the quarter and were any partnerships disbanded during the quarter?

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

James Whittenburg:	One partnership created during the quarter. And we had two partnerships which we had expected for some time to disband during the quarter and still actually provide some service and a more limited capacity related to those two partnerships.

Greg Eisen:	OK. They weren't high producing to begin with than I would assume. I mean they weren't your most profitable partnerships that-
James Whittenburg:	No, they were not the most profitable partnerships.
Greg Eisen:	Yes. I take it by definition of a partnership that isn't working that well, that's when-that's when they'd disband as opposed to-
James Whittenburg:	No question, no question. ((inaudible))
Greg Eisen:	.... keeps working they don't mess with it.
James Whittenburg:	Yes.
Greg Eisen:	OK. I'll let someone else go. Thanks.
Ross Goolsby:	Thanks Greg.
Operator:	And a final reminder, it's star one for questions. And it appears we have no further phone questions. I'll turn the conference back to our speakers for any additional or closing remarks.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

08-03-07/10:00 am CT

Confirmation #3945671

Ross Goolsby:	Thank you operator and thank you everyone for joining us this morning. This now concludes our HealthTronics second quarter earnings conference call.
Operator:	Once again, that will conclude our teleconference today. Thank you all for your participation. Have a wonderful day.

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